Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 19, 2013 except for Note 3 as to which the date is December 9, 2013, with respect to the financial statements of Alpha Share Resources LP included in the Registration Statement (Form S-1) and related Prospectus of Rice Energy Inc. dated December 16, 2013.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

December 11, 2013